                                                                     EXHIBIT 2.1

     Certain confidential portions of this Exhibit were omitted by means of blackout of the text (the "Mark"). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company's Application Requesting Confidential Treatment under Rule 24b-2 under the Securities Exchange Act of 1934.



                         AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), is made and effective as of February 2, 1999 by and among EarthWeb Inc., a Delaware corporation ("Parent"), EW Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), D&L Online, Inc., an Iowa corporation (the "Company") and Mr. Lloyd Linn and Ms. Diane Rickert (individually, a "Selling Shareholder" and, collectively, the "Selling Shareholders") who collectively hold all of the outstanding shares of common stock, par value $1.00 per share, of the Company (the "Company Stock"). Parent, Sub, the Company and the Selling Shareholders are referred to herein individually as a "Party" and collectively as the "Parties."

                             W I T N E S S E T H :

     WHEREAS, each of Parent and the Company has concluded that a business combination between Parent and the Company represents a strategic combination of their complementary assets and operational and long term vision and is in the best interests of the stockholders of Parent and the shareholders of the Company, respectively, and, accordingly, Parent and the Company desire to effect a business combination by means of the merger of the Company with and into Sub (the "Merger");

     WHEREAS, the Boards of Directors of Parent, Sub and the Company have unanimously approved the Merger, upon the terms and subject to the conditions set forth herein;

     WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a purchase; and

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements contained herein the Parties agree as follows:

***CONFIDENTIAL TREATMENT REQUESTED.

                                   ARTICLE I

                                   THE MERGER

     Section 1.1. The Merger. Upon the terms and subject to the conditions
                  ----------
hereof and the certificate of merger attached hereto as Exhibit A (the "Certificate of Merger"), at the Effective Time (as defined in Section 1.2), the Company shall be merged with and into Sub and the separate existence of the Company shall thereupon cease, and Sub, as the corporation surviving the Merger (the "Surviving Corporation"), shall by virtue of the Merger continue its corporate existence under the laws of the State of Delaware. The purposes of the Surviving Corporation will be to conduct the businesses of the Company, and to conduct such other lawful business activities from time to time as authorized by the Delaware General Corporation Law (the "DGCL").

     Section 1.2. Effective Time of the Merger. (a) The Parties shall execute
                  ----------------------------
the Certificate of Merger and shall cause the Merger to be consummated by filing such executed Certificate of Merger, together with appropriate certificates of approval and adoption executed by authorized representatives of both Sub and the Company with (i) the Secretary of State of the State of Iowa in accordance with
Section 490.1105 of the Iowa Business Corporation Act (the "BCA"); and (ii) the Secretary of State of the State of Delaware in accordance with Section 252 of the DGCL. The Merger shall become effective as of the date specified in the Certificate of Merger. The time the Merger becomes effective is referred to herein as the "Effective Time" and the date on which the Effective Time occurs is referred to herein as the "Closing Date." The Parties agree that the Closing Date shall be the date on which this Agreement is executed. Following the Merger, Sub, with all its purposes, objects, rights, privileges, powers and franchises, shall continue pursuant to the BCA and the DGCL, and the Company shall cease to exist.

          (b) Each of the Selling Shareholders, who together constitute all of the holders of capital stock of the Company, hereby consents to (i) the entry by the Company into this Agreement; (ii) the consummation of the transactions contemplated by this Agreement by the Company and such Selling Shareholder, as the case may be; and (iii) the consideration to be received by such Selling Shareholder, as set forth in Articles III and IV of this Agreement.

                                  ARTICLE II

                           THE SURVIVING CORPORATION

     Section 2.1. Articles of Incorporation. The Articles of Incorporation of
                  -------------------------
Sub as in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, and thereafter may be amended in accordance with its terms and as provided by law and this Agreement.

     Section 2.2. By-laws. The By-laws of Sub as in effect at the Effective Time
                  -------
shall be the By-laws of the Surviving Corporation, and thereafter may be amended in accordance with their terms and as provided by law and this Agreement.

***CONFIDENTIAL TREATMENT REQUESTED.  2

     Section 2.3. Board of Directors; Officers. The directors of Sub immediately
                  ----------------------------
prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

     Section 2.4. Effects of Merger. The Merger shall have the effects set forth
                  -----------------
in Section 490.1106 of the BCA and Sections 258-261 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

                                  ARTICLE III

                             MERGER CONSIDERATION

     Section 3.1. Merger Consideration to be Delivered at Closing.  At the
                  -----------------------------------------------
Closing and by virtue of the Merger, Parent shall deliver the following consideration to the Selling Shareholders as a result of the conversion of the shares of Company Stock held by the Selling Shareholders pursuant to Section 5.1(b):

          (a) 577,778 shares of the common stock, par value $.01 per share, of Parent ("Parent Common Stock"), to be allocated as follows: (i) an aggregate 520,000 shares of Parent Common Stock shall be delivered to the Selling Shareholders and (ii) 57,778 shares of Parent Common Stock (the "Escrow Deposit Amount") shall be delivered to the escrow agent pursuant to an escrow agreement substantially in the form of Exhibit B hereto (the "Escrow Agreement").

          (b)  Cash in the amount of Four Million Dollars ($4,000,000).

          (c) Unless otherwise specifically provided herein, all payments of Merger Consideration (including any Additional Contingent Consideration, as defined in Section 4.1) provided for hereby to the Selling Shareholders shall be made in separate payments of one-half of the applicable amount or type of Merger Consideration to each of the Selling Shareholders.

     Section 3.2. Merger Consideration Deliverable After Closing.  Parent shall
                  ----------------------------------------------
deliver to the Selling Shareholders the following Merger Consideration (as defined in Section 3.3) within the specified time period subsequent to the Closing Date:

          (a) Cash in the amount of One Million Five Hundred Thousand Dollars ($1,500,000) on the six month anniversary of the Closing Date ("Six Month Merger Consideration Installment"); provided that if such anniversary date is not a business day, that such payment shall occur on the first business day following such anniversary.

          (b) Cash in the amount of One Million Five Hundred Thousand Dollars ($1,500,000) on the one year anniversary of the Closing Date ("One Year Merger Consideration Installment"); provided that if such anniversary date is not a business day, that such payment shall occur on the first business day following such anniversary.

***CONFIDENTIAL TREATMENT REQUESTED. 3

     Section 3.3. Definition of Merger Consideration.  The Parent Common Stock
                  ----------------------------------
and cash amounts described in Sections 3.1 and 3.2 shall collectively be referred to herein as the "Merger Consideration."

                                  ARTICLE IV

                        ADDITIONAL MERGER CONSIDERATION

     Section 4.1. Definitions.  For purposes of computing certain contingent
                  -----------
payments Parent shall pay to the Selling Shareholders as additional consideration for the Merger (the "Additional Contingent Consideration"):

          (a) "Net Revenue" shall refer to such entry on Parent's consolidated income statement, computed in accordance with GAAP, consistently applied as to income statements of Parent.

          (b) "Organic Business" shall refer to the Internet-based personnel recruiting business of the Surviving Corporation and of Parent and any of its affiliates whose financial statements are required to be consolidated with Parent's financial statements under GAAP, including the "Dice" web site business currently operated by the Company and any similar web site or business which may in the future be originally developed and operated by the Surviving Corporation or Parent and any of its affiliates whose financial statements are required to be consolidated with Parent's financial statements under GAAP, and any other personnel recruiting-related services or products of the Surviving Corporation or Parent and any of its affiliates whose financial statements are required to be consolidated with Parent's financial statements under GAAP.

          (c) "Acquired Business" shall refer to any of Parent's personnel recruiting acquisitions completed after the Effective Time.

          (d) "Organic Revenues" shall mean the Parent's consolidated Net Revenues from the Organic Business for a given fiscal year, and, for purposes of the fiscal year ended December 31, 1999, shall include (i) the Company's net revenues for 1999 prior to the Effective Time, and (ii) the amounts described as deferred revenue in the Company's audited financial statements for the fiscal year ended December 31, 1998, up to a maximum of Two-Hundred Fifty Thousand Dollars ($250,000), as otherwise computed in accordance with GAAP, consistently applied, but shall not include revenues derived from on-line banner advertising generated by Parent's advertising activities.

          (e) "Acquired Revenues" shall mean any increase in the Parent's consolidated Net Revenues from the Acquired Business for a given fiscal year compared to the number which is the ratable portion (based on the portion of such fiscal year for which the revenues of the Acquired Business are included in Parent's financial statements) of six (6) times the net revenue of such Acquired Business during the two (2) full calendar months immediately preceding the effective date of such acquisition.

***CONFIDENTIAL TREATMENT REQUESTED. 4

          (f) "Combined Revenues" shall mean the sum of Organic Revenues and the positive amount, if any, of Acquired Revenues.

          (g) "Net Revenue Target Amount" shall refer to * * * Dollars ($* * *) for fiscal year ended December 31, 1999; * * * Dollars ($* * *) for fiscal year ended December 31, 2000; and * * * Dollars ($* * *) for fiscal year ended December 31, 2001 and "Net Revenue Target Amounts" shall refer to all such targeted amounts.

     Section 4.2. Payment Schedule.  As additional consideration for the
                  ----------------
conversion of the shares of Company Stock held by the Selling Shareholders in the Merger pursuant to Section 5.1(b), the Selling Shareholders shall be entitled to receive the following Additional Contingent Consideration under the circumstances and in the respective amounts provided for in this Section 4.2.

          (a) Mr. Linn shall be entitled to receive cash in an amount equal to Two Million Dollars ($2,000,000), and Ms. Rickert shall be entitled to receive cash or an amount of Parent Common Stock, or any combination thereof, to be determined at Parent's sole discretion, equal to Two Million Dollars ($2,000,000), in each case, if the Combined Revenues equal or exceed * * * Dollars ($* * *) for the fiscal year ended December 31, 1999 (the "First Additional Consideration Payment"). Any stock utilized by Parent as payment to Ms. Rickert, in whole or in part, of the First Additional Consideration Payment, shall be valued at a per share price equal to the average closing sales price of Parent Common Stock, as quoted on the Nasdaq National Market (for any period, the "Average Market Value"), during the twenty (20) consecutive trading days prior to the date on which Parent determines by notice given to Ms. Rickert whether to deliver cash, stock or a combination thereof, which shall in all events be the first business day of April (the "Determination Date") for the First Additional Consideration Payment.

          (b) Mr. Linn shall be entitled to receive cash in an amount equal to Two Million Dollars ($2,000,000), and Ms. Rickert shall be entitled to receive cash or an amount of Parent Common Stock, or any combination thereof, to be determined at Parent's sole discretion, equal to Two Million Dollars ($2,000,000), in each case, if the Combined Revenues equal or exceed * * * Dollars ($* * *) for the fiscal year ended December 31, 2000 (the "Second Additional Consideration Payment"). Any stock utilized by Parent as payment to Ms. Rickert, in whole or in part, of the Second Additional Consideration Payment, shall be valued at the Average Market Value, during the twenty (20) consecutive trading days prior to the Determination Date for the Second Additional Consideration Payment.

          (c) Mr. Linn shall be entitled to receive cash in an amount equal to Two Million Dollars ($2,000,000), and Ms. Rickert shall be entitled to receive cash or an amount of Parent Common Stock, or any combination thereof, to be determined at Parent's sole discretion, equal to Two Million Dollars ($2,000,000), in each case, if the Combined Revenues equal or exceed * * * Dollars ($* * *) for the fiscal year ended December 31, 2001 (the "Third Additional Consideration Payment"). Any stock utilized by Parent as payment to Ms. Rickert, in whole or in part, of the Third Additional Consideration Payment, shall be valued at the Average Market Value, during the twenty (20) consecutive trading days prior to the Determination Date for the Third Additional Consideration Payment.

***CONFIDENTIAL TREATMENT REQUESTED. 5

          (d) If, for any given fiscal year, the Combined Revenues are less than the Net Revenue Target Amount established for such year by more than One Million Dollars ($1,000,000), the Selling Shareholders shall not be entitled to any portion of the Additional Contingent Consideration payments described in this Section 4.2 for such fiscal year. However, if in any given year, the net revenue of the Surviving Corporation is less than the Net Revenue Target Amount set for such year by less than One Million Dollars ($1,000,000), the Selling Shareholders shall be entitled to receive an Additional Contingent Consideration Payment in an amount equal to the product of (i) the amount of Additional Contingent Consideration the Selling Shareholders would have been entitled to receive if the Net Revenue Target Amount had been achieved during the designated year and (ii) a fraction, the numerator of which is the difference between (A) the actual Combined Revenue amount for such fiscal year under (a), (b) or (c) above, as applicable, and (B) the number which is One Million Dollars ($1,000,000) less than the applicable Net Revenue Target Amount for such fiscal year, and the denominator of which is One Million Dollars ($1,000,000) (a "Pro-rated Additional Contingent Consideration Payment"), which payment, if applicable, shall otherwise be made in the form and manner otherwise provided by this Section 4.2. For example, if the Combined Net Revenues for the fiscal year ended December 31, 2000 equal * * * Dollars ($* * *), thus falling short of the
* * * Dollar ($* * *) Net Revenue Target Amount by Four Hundred Thousand Dollars ($400,000), the Selling Shareholders will be entitled to receive sixty percent (60%) of the Second Additional Consideration Payment of Four Million Dollars ($4,000,000), which is Two Million Four Hundred Thousand Dollars ($2,400,000). However, if the Combined Net Revenues for the fiscal year ended December 31, 2000 equal * * * Dollars ($* * *), the Selling Shareholders will not be entitled to a Pro-rated Additional Consideration Payment because the difference between the Net Revenue Target Amount and the Combined Revenues for that year, One Million One Hundred Thousand Dollars ($1,100,000), is greater than One Million Dollars ($1,000,000).

          (e) Each Additional Consideration Payment shall be paid by the Company to each Selling Shareholder as promptly as is practicable following the first business day of April following the applicable measurement period for the Combined Revenues (which in the case of any cash payment shall be not later than the fifth business day of April).

          (f) If the employment of Mr. Linn is terminated by Parent or the Surviving Corporation without Due Cause, as defined in the employment agreement entered into by Mr. Linn with Parent (the "Linn Employment Agreement"), or Mr. Linn terminates his employment for Good Reason, as defined in the Linn Employment Agreement, in either event prior to the third anniversary of the Closing Date, then the Selling Shareholders shall be entitled to receive any of the Additional Contingent Consideration which has not been paid as of the date of such occurrence, which payment shall be made as and when payable under this
Section 4.2 as if the applicable Net Revenue Target Amounts had been met.

          (g) In the event that Parent sells all or substantially all of the Organic Business (or all or substantially all of the historic business of the Company), then the Selling Shareholders shall be entitled to receive any of the Additional Consideration which has not been paid as of the date of such sale, which payment shall be made as and when payable under this Section 4.2 as if the applicable Net Revenue Target Amounts had been met.

     Section 4.3. Budget of Expenses.
                  ------------------

***CONFIDENTIAL TREATMENT REQUESTED. 6

          (a) Subject to clause (b) of this Section 4.3, during each of the fiscal years ended December 31, 1999, 2000 and 2001, Parent agrees to make available to the Surviving Corporation and allocate for expenditure by the Surviving Corporation a budget of operating expenses equal to not less than fifty percent (50%) of the projected net revenues for such period; provided, however, that in the event the Surviving Corporation fails to achieve its projected net revenues during any fiscal quarter of any calendar year, Parent may, in its sole discretion, adjust the budget of operating expenses for the next fiscal quarter of such calendar year so that it equals at least fifty percent (50%) of the net revenues actually earned during the previous fiscal quarter. Such budget and projected net revenue amounts shall be developed in consultation with the President of the Surviving Corporation and the President shall ensure that the funds allocated pursuant to this Section 4.3 for operating expenses are applied to the operations of the Surviving Corporation in substantially the same manner in which such budgeted funds have historically been applied to the operations of the Company.

          (b) If Parent fails to make available to the Surviving Corporation the amounts contemplated by clause (a) of this Section 4.3 during a given fiscal year and the Surviving Corporation falls short of the relevant Net Revenue Target Amount for such year, then notwithstanding Section 4.2, the Selling Shareholders shall be entitled to receive the applicable Additional Contingent Consideration Payment for such fiscal year; provided, however, that the Selling Shareholders shall not be entitled to receive a Pro-rated Additional Contingent Consideration Payment in the same fiscal year in which it is entitled to payment pursuant to this clause (b) of Section 4.3.


                                   ARTICLE V

                             CONVERSION OF SHARES

     Section 5.1. Exchange Ratio. At the Effective Time, by virtue of the Merger
                  --------------
and without any action on the part of Parent, the Company or the Selling
Shareholders:

          (a) All shares of the Company Stock issued and outstanding immediately prior to the Effective Time, which are held by the Company or any subsidiary of the Company and any shares of Company Stock owned by Parent or any subsidiary of Parent shall automatically be canceled without payment of any consideration therefor.

          (b) The outstanding shares of Company Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the consideration provided for pursuant to Articles III and IV of this Agreement.

          (c) Each issued and outstanding share of the common stock, par value $.01, of Sub shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation.

     Section 5.2. Delivery of Certificates.  At the Closing, Parent shall
                  ------------------------
deliver, or cause to be delivered, to the Selling Shareholders, upon surrender of one or more certificates ("Certificates") representing shares of Company Stock for cancellation, certificates representing the number of

***CONFIDENTIAL TREATMENT REQUESTED. 7
shares of Parent Common Stock to which such Selling Shareholder is entitled pursuant to Section 5.1 of this Agreement.

     Section 5.3. Stock Options.  The options to purchase Company Stock held by
                  -------------
Mr. Kelderman as of the Closing shall be, in the aggregate, converted into non-qualified options to purchase 36,667 shares of Parent Common Stock at an exercise price of $32.05 per share; of these options, options to purchase 12,222 shares of Parent Common Stock shall vest as of the Closing, options to purchase 8,146 shares of Parent Common Stock shall vest on the first year anniversary of the Closing, and the remaining options shall vest equally on a quarterly basis during the period commencing in the first quarter following the first year anniversary of the Closing and ending on the third year anniversary of the Closing.

     Section 5.4. Shareholders' Meetings and Consents. The Company will take all
                  -----------------------------------
action necessary in accordance with applicable law and its Articles of Incorporation and By-laws to obtain written consent of the number of its shareholders necessary to adopt resolutions as promptly as practicable for the purpose of voting upon this Agreement and related matters. Parent shall take all action necessary to authorize and cause Sub to consummate the Merger. The Board of Directors of each of Parent and the Company shall recommend such approval and Parent and the Company shall each take all lawful action to solicit such approval; provided, however, that such recommendation is subject to any action believed in good faith after consultation with independent counsel to be required by the fiduciary duties of the Board of Directors of the Company under applicable law and any such action shall not constitute a breach of this Agreement. Parent and the Company shall coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings on the same day.

     Section 5.5. Closing of the Company's Transfer Books.  At the Effective
                  ---------------------------------------
Time, the stock transfer books of the Company shall be closed and no registration of transfer of shares of Company Stock shall be made thereafter. In the event that Certificates are presented to the Surviving Corporation after the Effective Time, they shall be canceled and exchanged for Parent Common Stock and/or cash as provided in Sections 5.1(b).

     Section 5.6. Closing.  The closing of the transactions contemplated by this
                  -------
Agreement (the "Closing") shall take place at the offices of Morrison & Foerster LLP, 1290 Avenue of the Americas, New York, New York 10104, at 2:00 p.m. local time on the date hereof.

                                  ARTICLE VI

                   REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent represents and warrants to the Company as follows (such representations and warranties (as well as other provisions of this Agreement)) are qualified by the matters identified (with reference to the appropriate Section and, if applicable, subsection being qualified) on a disclosure schedule (the "Parent Disclosure Schedule") delivered by Parent to the Company prior to execution of this Agreement):

     Section 6.1. Organization and Qualification.  Parent is a corporation duly
                  ------------------------------
organized, validly existing and in good standing under the laws of the State of Delaware and has the

***CONFIDENTIAL TREATMENT REQUESTED. 8
corporate power to carry on its business as it is now being conducted or currently proposed to be conducted except where the failure to be so organized or to have such power would not have a material adverse effect. The Parent is duly qualified as a foreign corporation to do business, and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not, alone or in the aggregate, have a material adverse effect. The Parent is not in violation of any of the provisions of its Certificate of Incorporation, Bylaws or the DGCL. Complete and correct copies as of the date hereof of the Certificate of Incorporation and Bylaws of the Parent have been delivered to the Company as part of the Parent Disclosure Schedule.

     Section 6.2. Authority Relative to this Agreement. Parent has the corporate
                  ------------------------------------
power to enter into this Agreement and the Registration Rights Agreement entered into between Parent and the Selling Shareholders and executed as of an even date herewith (the "Registration Rights Agreement") and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action by Parent. The shares of Parent Common Stock to be issued pursuant to the Merger and the other transactions contemplated hereby have been reserved for issuance by Parent by all necessary corporate action. This Agreement and the Registration Rights Agreement constitute valid and binding obligations of Parent enforceable in accordance with their terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. Except for the filing and recordation of appropriate merger documents as required by the BCA and the DGCL, no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Parent is not subject to or obligated under (i) any charter, by-law, indenture or other loan or credit document provision or (ii) any other contract, license, franchise, permit, order, decree, concession, lease, instrument, judgment, statute, law, ordinance, rule or regulation applicable to Parent or any of its subsidiaries or their respective properties or assets, which would be breached or violated, or under which there would be a default (with or without notice or lapse of time, or both), or under which there would arise a right of termination, cancellation, modification or acceleration of any obligation, or any right to payment or compensation, or the loss of a material benefit, by its executing and carrying out this Agreement and the Registration Rights Agreement except for such breaches, violations, defaults or arising of such rights which would not reasonably be expected to have a material adverse effect. Other than the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the corporation, securities or blue sky laws or regulations of the various states, and except for the filing and recordation of appropriate merger documents as required by the BCA and the DGCL, no filing or registration with, or authorization, consent or approval of, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (each, a "Governmental Entity"), is necessary for the consummation by Parent or Sub of the Merger or the other transactions contemplated by this Agreement, other than filings, registrations, authorizations, consents or approvals the failure to make or obtain which has not had, and would not reasonably be expected to have, a material adverse effect or prevent the consummation of the transactions contemplated hereby.

***CONFIDENTIAL TREATMENT REQUESTED. 9

     Section 6.3. Reports. Parent has previously furnished the Company with true
                  -------
and complete copies of its Registration Statement No. 333-60837 on Form S-1 effective November 10, 1998, as filed with the Securities and Exchange Commission (the "Commission") and any other reports or registration statements filed by Parent with the Commission since November 10, 1998, except for preliminary material, which are all the documents that Parent was required to file with the Commission since that date (collectively, the "Parent SEC Reports"). As of their respective dates, the Parent SEC Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such Parent SEC Reports. As of their respective dates, the Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of Parent included in the Parent SEC Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto (except as may be indicated thereon or in the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the Parent as of such dates and the results of operations, changes in stockholders' equity and cash flows of the Parent for such period.

     Section 6.4. Financial Advisor.  No broker, finder or investment banker is
                  -----------------
entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

     Section 6.5. Interim Operations of Sub.  Sub was formed solely for the
                  --------------------------
purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

     Section 6.6. No Undisclosed Liabilities.  Except as and to the extent set
                  --------------------------
forth in Section 6.6 of the Parent Disclosure Schedule, the Parent had at September 30, 1998 no liabilities which were not reflected on the balance sheet of Parent. Except as and to the extent set forth in such Schedule, since September 30, 1998, Parent has not incurred any liabilities material to the business, operations or financial condition of Parent, except liabilities incurred in the ordinary and usual course of business and consistent with past practice and liabilities incurred in connection with this Agreement.

     Section 6.7. Parent Action.  The Board of Directors of Parent (at a meeting
                  -------------
duly called and held or by a consent in lieu of meeting in accordance with the Company's Certificate of Incorporation, Bylaws, and the DGCL) has by the requisite vote of all directors present determined that the Merger is advisable and fair to and in the best interests of Parent and its shareholders and has approved the Merger and the transactions contemplated by this Agreement in accordance with the provisions of the DGCL.

     Section 6.8. Tax Matters. To the actual knowledge of the executive officers
                  -----------
of Parent, Parent has not taken any action which would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

***CONFIDENTIAL TREATMENT REQUESTED. 10

     Section 6.9.  Validity of Shares to be Issued. The issuance of the shares
                   -------------------------------
of Parent Common Stock to the Selling Shareholders under this Agreement has been duly authorized by all necessary corporation action, and, upon issuance in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and will not be issued in violation of the preemptive rights or other similar rights of any person.

     Section 6.10. Absence of Certain Changes or Events.  Except as set forth in
                   ------------------------------------
Section 6.10 of the Parent Disclosure Schedule, since December 31, 1998, Parent has operated its business in the ordinary course of business consistent with past practice and there has not been (i) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) which, alone or in the aggregate, has had or would reasonably be expected to have, a material adverse effect and (ii) any damage, destruction or loss, whether or not covered by insurance, which has had, or would reasonably be expected to have, a material adverse effect.


                                  ARTICLE VII

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                          AND THE SELLING SHAREHOLDERS

     The Company and the Selling Shareholders represent and warrant to Parent and Sub as follows (such representations and warranties (as well as other provisions of this Agreement) are qualified by the matters identified (with references to the appropriate Section and, if applicable, subsection being qualified) on the Company Disclosure Schedule delivered by the Company to Parent prior to execution of this Agreement):

     Section 7.1.  Organization and Qualification.  The Company is a corporation
                   ------------------------------
duly organized, validly existing and in good standing under the laws of the State of Iowa and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted except where the failure to be so organized or to have such power would not have a material adverse effect. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not, alone or in the aggregate, have a material adverse effect. The Company is not in violation of any of the provisions of its Articles of Incorporation or By-laws. Complete and correct copies as of the date hereof of the charter and By-laws of the Company have been delivered to Parent as part of the Company Disclosure Schedule.

     Section 7.2.  Capitalization. The authorized stock of the Company consists
                   --------------
of 3,000,000 shares of Company Stock. As of December 31, 1998, 1,000 shares of Company Stock were validly issued and outstanding, fully paid and nonassessable, and there have been no changes in such numbers of shares through the date of this Agreement. Section 7.9 to the Company Disclosure Schedule sets forth by employee the total number of shares of Company Stock issuable pursuant to the Company's stock option plans, including detail with respect to date of grant, exercise price, vesting schedule and options exercised to date. As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness issued or outstanding

*** CONFIDENTIAL TREATMENT REQUESTED. 11 having the right to vote on any matters on which the Selling Shareholders may vote. As of the date of this Agreement, except for options issued under the Company's stock option plans disclosed under Section 7.9 as employee benefit plans, there are not now, and at the Effective Time there will not be any, options, warrants, calls, convertible securities or other rights, agreements or commitments presently outstanding obligating the Company to issue, deliver or sell shares of its stock or debt securities, or obligating the Company to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment, and, except for exercises thereof, there have been no changes in such numbers through the date of this Agreement. After the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of stock of the Company or the Surviving Corporation (as opposed to shares of Parent Common Stock) pursuant to any Company Employee Benefit Plan (as defined in Section 7.9).

     Section 7.3. Subsidiaries. The Company has no subsidiaries and does not
                  ------------
directly or indirectly own any interest in any corporation, partnership, joint venture or other business association or entity or have any obligation, commitment or undertaking to acquire any such interest.

     Section 7.4. Authority Relative to this Agreement.  The Company has the
                  ------------------------------------
corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Company's Board of Directors. This Agreement constitutes a valid and binding obligation of the Company enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditor's rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. Except for the approval of this Agreement and the transactions contemplated hereby by the holders of a majority of the shares of Company Stock outstanding and entitled to vote thereon as described in Section 5.4, and the filing and recordation of appropriate merger documents as required by the BCA and the DGCL, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or consummate the transactions contemplated hereby. Except as set forth in Section 7.4 of the Company Disclosure Schedule, the Company is not subject to or obligated under (i) any charter, by-law, indenture or other loan or credit document provision or (ii) any other contract, license, franchise, permit, order, decree, concession, lease, instrument, judgment, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets which would be breached or violated, or under which there would be a default (with or without notice or lapse of time, or both), or under which there would arise a right of termination, cancellation, modification or acceleration of any obligation, or any right to payment or compensation, or the loss of a material benefit, by its executing and carrying out this Agreement except for such breaches, violations, defaults or arising of such rights which would not reasonably be expected to have a material adverse effect. Except as required by the Securities Act, and the corporation, securities or blue sky laws or regulations of the various states, and except for the filing and recordation of appropriate merger documents as required by the BCA and the DGCL, no filing or registration with, or authorization, consent or approval of, any Governmental Entity is necessary for the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, other than filings, registrations,

*** CONFIDENTIAL TREATMENT REQUESTED. 12 authorizations, consents or approvals the failure to make or obtain which has not had, and would not reasonably be expected to have, a material adverse effect or prevent the consummation of the transactions contemplated hereby.

     Section 7.5. Financial Statements.  Attached hereto as Schedule 7.5 to the
                  --------------------
Company Disclosure Schedule are audited balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 1997 and 1998 for the Company (which have been audited by PriceWaterhouseCoopers, independent accountants ("PWC")). All such financial statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the Company as of such dates and the results of operations, changes in stockholders' equity and cash flows of the Company for such periods.

     Section 7.6. Absence of Certain Changes or Events.  Except as set forth in
                  ------------------------------------
Section 7.6 of the Company Disclosure Schedule or as contemplated by this Agreement, since December 31, 1998, the Company has operated its business in the ordinary course of business consistent with past practice and there has not been
(i) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) which, alone or in the aggregate, has had or would reasonably be expected to have, a material adverse effect; (ii) any damage, destruction or loss, whether or not covered by insurance, which has had, or would reasonably be expected to have, a material adverse effect; (iii) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to the stock of the Company; (iv) any material change in the Company's accounting principles, practices or methods; (v) any repurchase or redemption with respect to its stock; (vi) any stock split, combination or reclassification of any of the Company's stock or the issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of the Company's stock; (vii) any grant of or any amendment of the terms of any option to purchase shares of stock of the Company other than pursuant to the Option Plans; (viii) any granting by the Company to any director, officer or employee of the Company of (A) any increase in compensation (other than in the case of employees in the ordinary course of business consistent with past practice), (B) any increase in severance or termination pay, or (C) acceleration of compensation or benefits; (ix) any entry by the Company or any of its subsidiaries into any employment, severance, bonus or termination agreement with any director, officer or employee of the Company; or (x) any agreement (whether or not in writing), arrangement or understanding to do any of the foregoing.

     Section 7.7. No Undisclosed Liabilities.  Except as and to the extent set
                  --------------------------
forth in Section 7.7 of the Company Disclosure Schedule, the Company had at December 31, 1998 no liabilities which were not reflected on the audited balance sheet of the Company as of such date (the "Most Recent Balance Sheet"). Except as and to the extent set forth in such Schedule, since December 31, 1998, the Company has not incurred any liabilities material to the business, operations or financial condition of the Company, except liabilities incurred in the ordinary and usual course of business and consistent with past practice and liabilities incurred in connection with this Agreement.

     Section 7.8. Litigation. Except as disclosed in Section 7.8 of the Company
                  ----------
Disclosure Schedule, there is no suit, action or proceeding pending or, to the knowledge of the Company,

*** CONFIDENTIAL TREATMENT REQUESTED. 13 threatened against the Company which, alone or in the aggregate, has had or would reasonably be expected to have, a material adverse effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company which, alone or in the aggregate, has had, or would reasonably be expected to have, any such material adverse effect.
Section 7.8 of the Company Disclosure Schedule hereto sets forth a complete listing and brief description of all suits, actions or proceedings pending or, to the knowledge of the Company, threatened against the Company, where the amount in controversy exceeds $100,000.

     Section 7.9. Employee Benefit Plans. (a) Section 7.9 of the Company
                  ----------------------
Disclosure Schedule hereto sets forth a list of all "employee benefit plans," as defined in Section 5(3) of ERISA, and all other material employee benefit or compensation arrangements or payroll practices, including, without limitation, any such arrangements or payroll practices providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options (including those held by Directors, employees, and consultants), hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, that are maintained by the Company or any Company ERISA Affiliate (as defined below) or to which the Company or any Company ERISA Affiliate is obligated to contribute thereunder for current or former directors, employees, independent contractors, consultants and leased employees of the Company or any Company ERISA Affiliate (the "Company Employee Benefit Plans").

          (b) None of the Company Employee Benefit Plans is a "multi employer plan," as defined in Section 4001(a)(3) of ERISA, and neither the Company nor any Company ERISA Affiliate presently maintains or has maintained such a plan.

          (c) The Company does not maintain or contribute to any plan or arrangement which provides or has any liability to provide life insurance or medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment, nor has the Company represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided.

          (d) The execution of, and performance of the transactions contemplated in, this Agreement will not, either alone or upon the occurrence of subsequent events, result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee. The only severance agreements or severance policies applicable to the Company in the event of a change of control of the Company are the agreements and policies specifically referred to in Section 7.9 of the Company Disclosure Schedule. Except as disclosed in the Company Disclosure Schedule, the Board of Directors of the Company has determined that the transactions contemplated hereby do not constitute a change of control for purposes of any such agreement, plan, policy or stock option plan or program to the extent the Company or its Board has discretion to make such determination under such agreement, plan or policy and such Board shall not change such determination, provided that the foregoing shall not apply to the accelerated vesting of any stock options.

          (e) Each Company Employee Benefit Plan that is intended to qualify under Section 401 of the Code, and each trust maintained pursuant thereto, has been determined to be

*** CONFIDENTIAL TREATMENT REQUESTED. 14 exempt from federal income taxation under Section 501 of the Code by the IRS, and, to the Company's knowledge, nothing has occurred with respect to the operation or organization of any such Company Employee Benefit Plan that would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code. With respect to any Company Employee Benefit Plan or other employee benefit plan which is a "defined benefit plan" within the meaning of Section 3(35) of ERISA, (i) the Company has not incurred any liability under Title IV of ERISA (other than for the payment of premiums, all of which have been paid when due), (ii) the Company has not incurred any accumulated funding deficiency within the meaning of Section 412 of the Code and has not applied for or obtained a waiver of any minimum funding standard or an extension of any amortization period under Section 412 of the Code, (iii) no "reportable event" (as such term is defined in Section 4043 of ERISA but excluding any event for which the provision for 30-day notice to the Pension Benefit Guaranty Corporation has been waived by regulation) has occurred or is expected to occur and (iv) since December 31, 1998, no material adverse change in the financial condition of any such plan has occurred.

          (f) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Employee Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof, (ii) the Company has complied in all material respects with any notice, reporting and documentation requirements of ERISA and the Code, (iii) there are no pending actions, claims or lawsuits which have been asserted, instituted or, to the Company's knowledge, threatened, in connection with the Company Employee Benefit Plans, and (iv) the Company Employee Benefit Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA and the Code (including rules and regulations thereunder) and other applicable federal and state laws and regulations.

          (g) For purposes of this Agreement, "Company ERISA Affiliate" means any business or entity which is a member of the same "controlled group of corporations," under "common control" with or an "affiliated service group" of the Company within the meanings of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with the Company under Section 414(o) of the Code, or is under "common control" with the Company, within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections.

     Section 7.10. Company Action. (a) The Board of Directors of the Company (at
                   --------------
a meeting duly called and held or by a consent in lieu of meeting in accordance with the company's Articles of Incorporation, bylaws and the BCA) has by the requisite vote of all directors present (i) determined that the Merger is advisable and fair to and in the best interests of the Company and its shareholders, (ii) approved the Merger and the transactions contemplated by this Agreement in accordance with the provisions of the BCA, and (iii) recommended the approval of this Agreement and the Merger by the holders of the Company Stock and directed that the Merger be submitted for approval by the Selling Shareholders in the manner contemplated by Section 5.4 of this Agreement; and
(iv) the Selling Shareholders (at a meeting duly called or by a consent in lieu of meeting in accordance with the Company's Articles of Incorporation, Bylaws and the BCA has approved the Merger and the entry into and performance by the Company of this Agreement at the meeting of shareholders contemplated by Section 5.4.

*** CONFIDENTIAL TREATMENT REQUESTED. 15

     Section 7.11. Financial Advisors. No broker, finder or investment banker is
                   ------------------
entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

     Section 7.12. Compliance with Applicable Laws. The Company holds all
                   -------------------------------
permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary or appropriate for the operation of its respective business (the "Company Permits"), except for such permits, licenses, variances, exemptions, orders and approvals the failure to hold which, alone or in the aggregate, has not had, and would not reasonably be expected to have, in the aggregate, a material adverse effect. Section 7.12 of the Company Disclosure Schedule sets forth a complete listing of all Company Permits and their expiration dates. The Company is in compliance in all material respects with the terms of the Company Permits except for any failure to comply which, alone or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect. Except as disclosed in Section 7.12 of the Company Disclosure Schedule, the business of the Company is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which alone or in the aggregate have not had, and would not reasonably be expected to have, a material adverse effect. To the actual knowledge of the executive officers of the Company, during the past five years, none of the Company's officers, employees or agents, nor any other person acting on behalf of any of them or the Company or any of its subsidiaries, has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person in violation of any law, ordinance or regulation of any Governmental Entity, including, without limitation, the Foreign Corrupt Practices Act, which violation would reasonably be expected to have a material adverse effect.

     Section 7.13. Taxes.  The Company has filed all material Tax returns
                   -----
required to be filed by it and has paid, or has set up an adequate reserve for the payment of, all Taxes required to be paid by the Company in respect of the periods covered by such returns, except where the failure to make such payment or reserve has not had a material adverse effect. The information contained in such Tax returns is true, complete and accurate in all material respects. The Company is not delinquent in the payment of any material Tax, assessment or governmental charge, except where such delinquency has not had, or would not reasonably be expected to have, a material adverse effect. No material deficiencies for any taxes have been proposed, asserted or assessed against the Company that have not been finally settled or paid in full, and no requests for waivers of the time to assess any such Tax are pending. The Company is qualified, and has been qualified since its inception, for treatment as an S corporation under the applicable provisions of Subchapter S of the Code and the applicable provisions of Iowa law. For purposes of this Agreement, "Tax" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, imposed by any United States federal, state, local or foreign taxing authority.

     Section 7.14. Environmental, Health and Safety.
                   --------------------------------

*** CONFIDENTIAL TREATMENT REQUESTED. 16

          (a) To the knowledge of the officers and directors of Company, the Company has not received written notice that it is in violation of any environmental law, that it is liable for the release of any hazardous substances on or off of its property, or that it is a potentially responsible party for a federal, state or local clean-up site or for corrective action under any environmental law to the extent that any such violation, liability or responsibility would have a material adverse effect on the Company.

          (b) The Company has made available to Parent all environmental audits, evaluations and assessments in its possession which concern any of its operations or properties, a complete listing of which is set forth on Section
7.14 to the Company Disclosure Schedule.

     Section 7.15. Material Contracts. Section 7.15 of the Company Disclosure
                   ------------------
Schedule lists all of the following written or oral material contracts, agreements and commitments (collectively, the "Company Contracts") involving consideration in excess of $10,000:

          (a) pertaining to the borrowing of money by the Company, including any letters of credit;

          (b) with any present or former officer, director or employee of the Company;

          (c) which call for or contemplate the future disposition (including restrictions on transfer and rights of first offer or refusal) or acquisition of (or right to acquire) any interest in any business enterprise, and all contracts, agreements and commitments relating to the future disposition of a material portion of the assets and properties of the Company other than in the ordinary course of business;

          (d) that involve all leases or subleases of real property used in the conduct of business of the Company;

          (e) committing the Company to purchase goods, deliver services or make a capital expenditure;

          (f)  involving guaranties of the Company;

          (g) limiting the freedom of the Company to engage in or compete with any business; and

          (h)  not in the ordinary course of business.

     Section 7.16. Certain Agreements. The Company is not in default (or would
                   ------------------
be in default with notice or lapse of time, or both) under any Company Contracts or other material agreements including, but not limited to, any Company Benefit Plan, whether or not such default has been waived, which default, alone or in the aggregate with other such defaults, has had, or would reasonably be expected to have, a material adverse effect.

     Section 7.17. Tax Matters. To the actual knowledge of the executive
                   -----------
officers of the Company, the Company has not taken any action which would prevent the Merger from constituting a reorganization within the meaning of
Section 368(a) of the Code.

*** CONFIDENTIAL TREATMENT REQUESTED. 17

     Section 7.18. Bank Accounts. Section 7.18 of the Company Disclosure
                   -------------
Schedule lists each bank, trust company or similar institution with which the Company maintains an account or safe deposit box, and accurately identifies each such account or safe deposit box by its number or other identification and the names of all individuals authorized to draw thereon or have access thereto.

     Section 7.19. Officers and Directors. Section 7.19 of the Company
                   ----------------------
Disclosure Schedule accurately lists by name and title all officers and directors of the Company.

     Section 7.20. Insurance. The Company maintains insurance coverage with
                   ---------
reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company (taking into account the cost and availability of such insurance) except where the foregoing would not have a material adverse effect.
Section 7.20 of the Company Disclosure Schedule sets forth a complete listing of all insurance maintained by the Company (indicating form of coverage, name of carrier and broker, coverage limits and premium, whether occurrence or claims made, expiration dates, deductibles, and all endorsements).

     Section 7.21. Software Developers and Advertisers.  Section 7.21 of the
                   -----------------------------------
Company Disclosure Schedule is a true and complete list of (a) the software developers with whom the Company has done business and paid in excess of $10,000 in compensation and (b) advertisers which have paid the Company in excess of $10,000, in each case within the six (6) months prior to the Closing Date.
Section 7.21 of the Company Disclosure Schedule lists each outstanding (in each case in excess of $10,000) (i) purchase order of any customer or prospective customer initiated prior to the Closing Date, and not completed as of the Closing Date; and (ii) purchase order of the Company, to any vendor, supplier, contractor or inventor, identifying each such vendor, supplier, contractor or inventor and the items being purchased and stating the quantity and price thereof.

     Section 7.22. Intellectual Property.
                   ---------------------

          (a) The Company's intellectual property includes all patents, trademarks, service marks, trade names, and copyrights (including registrations, licenses, and applications pertaining thereto) and all other intellectual property rights, software (in object and source code formats), trade secrets, and other proprietary information, processes, and formulas used in, or necessary for the operation of, the Company's business operations (collectively, the "Intellectual Property"). Section 7.22(a) of the Company's Disclosure Schedule set forth all registered trademarks and service marks, all reserved trade names, all registered copyrights, and all filed patent applications and issued patents used in or necessary for the operation the Company's business operations.

          (b) Section 7.22 (b) of the Company Disclosure Schedule sets forth the form and placement of the proprietary legends and copyright notices displayed in or on the Company's web sites, or any software programs set forth in Section 7.22(a). In no instance has the eligibility of such software programs for protection under applicable copyright law been forfeited to the public domain.

*** CONFIDENTIAL TREATMENT REQUESTED. 18

          (c) The Company has promulgated and used its best efforts to protect the trade secrets of the Company's business operations. To the best knowledge of the Company, there has been no material disclosure of any trade secrets by any person or entity. The source code and system documentation relating to any software programs set forth in Section 7.22(a) of the Company's Disclosure Schedule (i) have at all times been maintained in confidence and (ii) have been disclosed by the Company only to employees and consultants having "a need to know" of the contents thereof in connection with the performance of their duties to the Company.

          (d) All personnel, including employees, agents, consultants, and contractors, who have contributed to or participated in the conception and development of the software programs, technical documentation, or Intellectual Property on behalf of the Company with respect to the business operations of the Company, either (i) have been party to a "work-for-hire" arrangement or agreement with the Company, in accordance with applicable federal and state law, that has accorded the Company full, effective, exclusive, and original ownership of all tangible and intangible property thereby arising, or (ii) have executed appropriate instruments of assignment, including those instruments of assignment listed on Section 7.22(d) of the Company's Disclosure Schedule, in favor of the Company as assignee that have conveyed to the Company full, effective, and exclusive ownership of all tangible and intangible property thereby arising.

          (e) No intellectual property right or other claims have been asserted by any person or entity against the Company relating to the Intellectual Property, and the Company is not aware of any valid basis for any such claim. The use of any of the Intellectual Property by the Company does not infringe on the intellectual property rights or other rights of any person or entity; provided that, with regard to patents, this statement is to the best knowledge of the Company.

          (f) As of the Closing Date, all of the Intellectual Property is free of any bugs or defects which have caused material and repeated interruptions in or to the Company's Internet-based personnel recruiting business, including but not limited to the "Dice" web site business, or other material bugs which have manifested themselves as of the Closing Date, and is and shall be useable in the same form as on the Closing Date, under the same circumstances as on the Closing Date, and in the ordinary course of the business as such business actually has been operated prior to the Closing Date. As of the Closing Date, to the best knowledge of the Company, there are no "time bombs" or other intentionally harmful components in the Intellectual Property. To the knowledge of the Company, based on the representations of the vendors of the respective applications, the statements set forth in Schedule 7.22(f) are true as of the Closing Date.

          (g) The Company has good and marketable title to, each item of Intellectual Property used in and material to, or necessary for the operation of, the business operations of the Company, free and clear of all liens and other encumbrances. The Company is the sole and rightful owner of all right, title and interest in and to each item of Intellectual Property and has the unrestricted right to market, license and otherwise exploit such items.

*** CONFIDENTIAL TREATMENT REQUESTED. 19

     Section 7.23. Technical Documentation. Any technical documentation related
                   -----------------------
to and a part of the Intellectual Property includes the source code, system documentation, statements of principles of operation, and schematics for the relevant software program, as well as any pertinent commentary or explanation that may be necessary to render such materials understandable and useable by a trained computer programmer; provided that, to the extent that such commentary and explanation does not exist, in whole or in part, as of the Closing Date, Mr. Linn in his capacity as President of the Surviving Corporation shall, within ninety (90) days after the Closing Date, use commercially reasonable efforts to prepare, or cause to be prepared, such pertinent commentary and explanation and to deliver such information to Parent.

     Section 7.24. Third Party Components, Rights, etc.
                   ------------------------------------

          (a) The Company has validly and effectively obtained the right and license to use the third-party programs set forth in Section 7.24 of the Company Disclosure Schedule and, with respect to such third-party programs, such other rights and licenses as provided for under the agreements set forth in such schedule, the Company has the right to assign and transfer to Parent the foregoing rights and licenses, and the Intellectual Property contains no other programming or materials in which any third party may claim superior, joint, or common ownership, including any right or license. The Intellectual Property does not contain derivative works of any programming or materials not owned in their entirety by the Company and included in the Assets.

          (b) The Company has not granted, transferred or assigned any right, title or interest in or to any item of Intellectual Property, to any person or entity. There are no contracts, agreements, licenses, or other commitments and arrangements in effect with respect to the marketing, distribution, licensing, or promotion of any item of Intellectual Property by any independent salesperson, distributor, sublicensor, or other remarketer or sales organization.

     Section 7.25. Interest, Participation Rights and Ownership Position.  The
                   -----------------------------------------------------
Company has no interest, participation rights or ownership position in any corporation, partnership, joint venture, co-marketing arrangement or similar enterprise or undertaking relating to its business operations.

     Section 7.26. Change in Control. Except as set forth in Section 7.26 of the
                   -----------------
Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any contract, agreement or understanding which contains a "change in control" provision or "potential change in control" provision, or a provision which will effectively terminate such contract, agreement or understanding or provides for any payment or event of default in the event the Company is not the surviving entity in connection with any merger or other business combination.

     Section 7.27. General.  No representation or warranty made herein or in the
                   -------
Company Disclosure Schedule contains any material misstatement of any fact or omits to state anything necessary to make any material statement made herein or therein not misleading.

*** CONFIDENTIAL TREATMENT REQUESTED. 20

                                 ARTICLE VIII

                 REPRESENTATIONS AND WARRANTIES REGARDING SUB

     Parent and Sub jointly and severally represent and warrant to the Company as follows:

     Section 8.1.   Organization. Sub is a corporation duly organized, validly
                    -------------
existing and in good standing under the laws of the State of Delaware. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Sub has not engaged in any business since it was incorporated other than in connection with its organization and the transactions contemplated by this Agreement and has no, and immediately prior to the Effective Time, will have no liabilities or obligations except in connection with the transactions contemplated by this Agreement.

     Section 8.2.   Capitalization. The authorized capital stock of Sub
                    ---------------
consists of 1,000 shares of common stock, par value $.01 per share, 1,000 shares of which are validly issued and outstanding, fully paid and nonassessable and are directly owned by Parent free and clear of all liens, claims and encumbrances.

     Section 8.3.   Authority Relative to this Agreement. Sub has the corporate
                    -------------------------------------
power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by its Board of Directors and sole shareholder, and no other corporate proceedings on the part of Sub are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement constitutes a valid and binding obligation of Sub enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

                                  ARTICLE IX

                    CONDUCT OF BUSINESS PENDING THE MERGER

     Section 9.1.   Conduct of Business by the Company Pending the Merger.
                    -----------------------------------------------------
Prior to the Effective Time, the Selling Shareholders shall unless Parent shall otherwise agree in writing or except as otherwise contemplated by this Agreement or the Company Disclosure Schedule ensure that the Company will not take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code.

     Section 9.2.   Conduct of Business by Parent Pending the Merger. Prior to
                    ------------------------------------------------
the Effective Time, Parent shall, unless the Company and the Selling Shareholders shall otherwise agree in writing or except as contemplated by this Agreement ensure that Parent and Sub will not take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code.

***CONFIDENTIAL TREATMENT REQUESTED. 21

                                   ARTICLE X

                             ADDITIONAL AGREEMENTS

     Section 10.1.  Repayment of Loan.  Parent shall cause the Company to pay
                    -----------------
the amounts set forth below to the Selling Shareholders in repayment of that certain loan pursuant to which such Selling Shareholders loaned the Company funds at the annual rate of eight percent (8%) (the "Company Loan") and which has the aggregate principal balance of Four Hundred Seventy Thousand Dollars ($470,000") as of the Closing.

          (a) Parent shall pay to each Selling Shareholder at the Closing an amount equal to twenty-five percent (25%) of the principal balance of the Company Loan outstanding as of the Closing Date.

          (b) Parent shall pay to each Selling Shareholder, on a date that is no later than ten (10) days following the six (6) month anniversary of the Closing, an amount equal to twenty-five percent (25%) of the principal and accrued interest balance of the Company Loan outstanding as of such six (6) month anniversary.

          (c) Parent shall pay to each Selling Shareholder, on a date that is no later than ten (10) days following the one (1) year anniversary of the Closing, an amount equal to fifty percent (50%) of the remaining principal and accrued interest balance due under the Company Loan on such one (1) year anniversary.

     Section 10.2.  Employee Matters. As of the Effective Time, the employees of
                    ----------------
the Company shall continue employment with the Surviving Corporation, in the same positions and at the same level of wages and/or salary and without having incurred a termination of employment or separation from service, except as may be specifically required by applicable law or any contract. The Surviving Corporation shall not be obligated to continue any employment relationship with any employee for any specific period of time, unless required by applicable law and except as provided in the Linn Employment Agreement, the employment agreement entered into by Mr. Kent Kelderman with Parent (the "Kelderman Employment Agreement") and any other employment agreements which Parent or the Surviving Corporation may enter into with any other current employee of the Company.

     Section 10.3.  Benefit Plans.  After the Effective Time, Parent will, other
                    -------------
than during the transition period (during which the Company's benefit programs will be maintained or replaced by the Parent benefits described herein), provide, or cause the Surviving Corporation to provide, and their respective successors to maintain, to all employees of the Company benefits under Parent's Qualified Employee Defined Benefit Plan, Long-Term Disability Plan, Life Insurance and Health and Welfare Plan on the same terms generally made available to other employees of Parent and its subsidiaries having similar titles and responsibilities. To the extent any employee benefit plan, program or policy of Parent, the Surviving Corporation, or their affiliates is made available to any person who is an employee of the Company immediately prior to the Effective
Time: (a) the period of service with the Company by any employee prior to the Effective Time shall be credited for eligibility purposes and for purposes of qualifying for any additional benefits tied to periods of service (such as eligibility for early retirement) under such plan,

***CONFIDENTIAL TREATMENT REQUESTED. 22
program or policy, but not for benefit accrual purposes; and (b) with respect to any welfare benefit plans to which such employees may become eligible, Parent shall cause such plans to provide credit for any co-payments or deductibles by such employees and waive all pre-existing condition exclusions and waiting periods, other than limitations or waiting periods that have not been satisfied under any welfare plans maintained by the Company for its employees prior to the Effective Time.

     Section 10.4.  Indemnification Provisions for the Benefit of the Current
                    ---------------------------------------------------------
Officers, Directors and Employees of the Company.  (a) The Articles of
------------------------------------------------
Incorporation and Bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification, advancement and director exculpation set forth in the Articles of Incorporation and Bylaws of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of four (4) years after the Effective Time in any manner that would adversely affect the rights thereunder of persons who at any time prior to the Effective Time were or would have been entitled to indemnification, advancement or exculpation under the Articles of Incorporation or Bylaws of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated hereby).

          (b) From and after the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, indemnify, defend and hold harmless the present and former officers and directors of the Company, and the Selling Shareholders in their capacity as trustees of any Company "employee benefit plan" (as defined in Section 5(3) of ERISA) (collectively, the "Company Indemnified Parties") against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of (with the approval of Parent and the Surviving Corporation, which approval shall not be unreasonably withheld or delayed), or otherwise in connection with, any claim, action, suit, proceeding or investigation (a "Claim"), to which any such person is or may become a party by virtue of his or her service as a present or former director or officer of the Company or the Selling Shareholders in their capacity as trustees of any Company "employee benefit plan" as defined in Section 5(3) of ERISA and arising out of actual or alleged events, actions or omissions occurring or alleged to have occurred at or prior to the Effective Time (including, without limitation, the transactions contemplated hereby), in each case to the fullest extent permitted under the BCA (and shall pay expenses in advance of the final disposition of any such action or proceeding to each Company Indemnified Party to the fullest extent permitted under the BCA, upon receipt from the Company Indemnified Party to whom expenses are advanced of the undertaking to repay such advances contemplated by the BCA). The Company Indemnified Parties agree to reasonably cooperate with Parent in the investigation and defense of any Claim.

     Section 10.5.  Indemnification Provisions for the Benefit of the Selling
                    ---------------------------------------------------------
Shareholders.
------------

          (a) Subject to the provisions of Section 10.8 below, if after the Effective Time it is determined that Parent has breached any of the representations, warranties and covenants contained in this Agreement and a Selling Shareholder makes a written claim for indemnification against the Company under these circumstances, then Parent agrees to indemnify such Selling Shareholder from and against the entirety of Adverse Consequences (as defined below) such party may suffer through and after the date of the clam for indemnification resulting from arising

***CONFIDENTIAL TREATMENT REQUESTED. 23
out of, relating to, or caused by such breach. "Adverse Consequences" shall mean all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

          (b) Any Selling Shareholder wishing to claim indemnification under this Section 10.5, upon learning of any such Claim, shall notify Parent and the Surviving Corporation (although the failure so to notify Parent and the Surviving Corporation shall not relieve either thereof from any liability that Parent or the Surviving Corporation may have under this Section 10.5, except to the extent such failure materially prejudices such party). Parent and the Surviving Corporation shall have the right to assume the defense thereof and Parent and the Surviving Corporation shall not be liable to such Selling Shareholder for any legal expenses of other counsel or any other expenses subsequently incurred by such Selling Shareholders in connection with the defense thereof, except that if Parent and the Surviving Corporation elect not to assume such defense or if there is an actual or potential conflict of interest between, or different defenses exist for Parent and the Surviving Corporation and one or more of the Selling Shareholders, the Selling Shareholders may retain counsel satisfactory to them and Parent and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Selling Shareholders promptly as statements therefor are received; provided however, that (i) Parent and the Surviving Corporation shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys in addition to any appropriate local counsel at any time for all Selling Shareholders unless there is a conflict on any significant issue between the positions of both Selling Shareholders, in which event any additional counsel as may be reasonably required may be retained by such Selling Shareholders at Parent's and the Surviving Corporation's expense, (ii) Parent, the Surviving Corporation and the Selling Shareholders will cooperate in the defense of any such matter and (iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without its prior written consent, which consent will not be unreasonably withheld or delayed, and provided further, that the Parent and the Surviving Corporation shall not have any obligation hereunder to any Selling Shareholder when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and not subject to further appeal, that the indemnification of such Selling Shareholder in the manner contemplated hereby is prohibited by applicable law.

          (c) Notwithstanding any other provision of this Agreement: (i) the aggregate amount recoverable by both Selling Shareholders from the Parent and the Surviving Corporation together shall not exceed seventy-five percent (75%) of the proceeds due to and received by the Company and the Selling Shareholders pursuant to this Agreement (the "Parent Ceiling Amount"); and (ii) no Selling Shareholder shall have any right to make a claim under this Agreement until the aggregate amount of all claims made by the Selling Shareholders as a group exceeds Two Hundred Thousand Dollars ($200,000) (the "Parent Basket Amount"). Notwithstanding anything in this Agreement to the contrary, the foregoing limitations in subparagraphs (i) and (ii) of this clause (d) shall not apply in respect to a claim for indemnity which is related to a claim under this Agreement which resulted from knowing and intentional fraud on the part of the Parent.

***CONFIDENTIAL TREATMENT REQUESTED. 24

          (d) The indemnification provided by this Section 10.5 shall not apply if the Company or any Selling Shareholder is proven by the Parent to have had actual knowledge of any misrepresentation or breach of warranty at the time of Closing and to have failed to communicate specifically such knowledge in writing to a representative of the Parent.

          (e) The Parties shall make appropriate adjustments for tax effects and insurance coverage, and take into account the time cost of money in calculating Claims. In addition, with respect to any Claim which may give rise to a claim for indemnification under this Section 10.5, the calculation of the amount of the Claim with respect thereto shall be reduced by the amount of insurance proceeds that an insurer undertakes to pay to the Selling Shareholders in the aggregate in respect of such Claim; provided, however, that any such reduction shall not limit the ability of the Selling Shareholders to obtain indemnification for the full amount of the Claim suffered by the Selling Shareholders.

          (f) This Section 10.5 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Company Indemnified Parties referred to herein, their heirs and personal representatives and shall be binding on Parent and Sub and the Surviving Corporation and their respective successors and assigns.

     Section 10.6. Indemnification Provisions for the Benefit of Parent.
                   ----------------------------------------------------

          (a) Subject to the provisions of Section 10.8 below, if after the Effective Time it is determined that the Company has breached any of the representations, warranties and covenants contained in this Agreement and a Parent Indemnified Party (as hereinafter defined) makes a written claim for indemnification against any of Selling Shareholders, then the Selling Shareholders agree to jointly indemnify Parent, its subsidiaries and their respective officers, directors and employees (collectively, the "Parent Indemnified Parties", each a "Parent Indemnified Party") from and against the entirety of Adverse Consequences any Parent Indemnified Party may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, or caused by such breach.

          (b) Following the Effective Time, the representations, warranties and covenants of each Selling Shareholder are joint, not several obligations of such Selling Shareholder, such that each Shareholder will be jointly responsible to indemnify a Parent Indemnified Party for any Adverse Consequences such Parent Indemnified Party may suffer as a result of any breach thereof and severally liable to pay one half of such indemnification claim.

          (c) Notwithstanding any other provision of this Agreement: (i) the aggregate amount recoverable by all Parent Indemnified Parties from any one Selling Shareholder under this Agreement shall not exceed seventy-five percent (75%) of the proceeds due to and received by such Selling Shareholder pursuant to the terms of this Agreement, and from the Company and the Selling Shareholders together shall not exceed the total amount of proceeds due to and received by the Company and the Selling Shareholders pursuant to the terms of this Agreement (with respect to each such party, as the context requires, the "Ceiling Amount"); and (ii) no Parent Indemnified Party shall have any right to make a claim under this Agreement until the aggregate amount of all claims made by the Parent Indemnified Parties as a group exceeds Two Hundred Thousand Dollars ($200,000) (the "Basket Amount"). Notwithstanding anything in this

***CONFIDENTIAL TREATMENT REQUESTED. 25

Agreement to the contrary, the foregoing limitations in subparagraphs (i) and
(ii) of this clause (d) shall not apply in respect to a claim for indemnity which is related to a claim under this Agreement which resulted from knowing and intentional fraud on the part of the Company or any Company Shareholder.

          (d) The indemnification provided by this Section shall not apply if Parent is proven by the Company or the Selling Shareholders to have had actual knowledge of any misrepresentation or breach of warranty at the time of Closing and to have failed to communicate specifically such knowledge in writing to a representative of the Company.

          (e) The Parties shall make appropriate adjustments for tax effects and insurance coverage, and take into account the time cost of money in calculating Adverse Consequences. In addition, with respect to any claim which may give rise to a claim for indemnification under this Section 10.6, the calculation of the amount of Adverse Consequences with respect thereto shall be reduced by the amount of insurance proceeds that an insurer undertakes to pay to the Parent in respect of such claim; provided, however, that any such reduction shall not limit the ability of the Parent Indemnified Party to obtain indemnification for the full amount of Adverse Consequences ultimately suffered by the Parent Indemnified Party.

          (f) Any Parent Indemnified Party wishing to claim indemnification under this Section 10.6, upon learning of any such Adverse Consequence shall notify the Selling Shareholders (although the failure so to notify the Selling Shareholders shall not relieve such parties from any liability that the Selling Shareholders may have under this Section 10.6, except to the extent such failure materially prejudices such party). The Parent Indemnified Parties may retain counsel satisfactory to them in connection with any Adverse Consequence, and the Selling Shareholders shall pay all reasonable fees and expenses of such counsel for the Parent Indemnified Parties promptly as statements therefor are received; provided however, that (i) the Selling Shareholders shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys in addition to any appropriate local counsel at any time for all Parent Indemnified Parties unless there is a conflict on any significant issue between the positions of any two or more of such Parent Indemnified Parties, in which event any additional counsel as may be reasonably required may be retained by such Parent Indemnified Parties at the Selling Shareholders' expense; (ii) the Selling Shareholders and the Parent Indemnified Parties will cooperate in the defense of any such matter; and (iii) the Selling Shareholders shall not be liable for any settlement effected without their prior written consent, which consent will not be unreasonably withheld or delayed; and provided further, that the Selling Shareholders shall not have any obligation hereunder to any Parent Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and not subject to further appeal, that the indemnification of such Parent Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

          (g) This Section 10.6 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Parent Indemnified Parties referred to herein, their successors and assigns and shall be binding on the Selling Shareholders and their respective heirs and personal representatives.

***CONFIDENTIAL TREATMENT REQUESTED. 26

     Section 10.7. Determination of Adverse Consequences.
                   -------------------------------------

          (a) The Parent Common Stock in the Escrow Deposit Account shall be valued in accordance with the terms of the Escrow Agreement.

          (b) In the event that there is a Final Determination (as defined below) that any Parent Indemnified Party is entitled to indemnification hereunder by reason of clause (a) of Section 10.6, the Selling Shareholders shall pay all amounts owed to Parent (the "Indemnification Sum') according to the schedule set forth below. For purposes of this Article X, "Final Determination" shall mean (i) the final adjudication by a court of competent jurisdiction, after appeal, (ii) a written settlement agreement executed by all of the relevant parties, or (iii) written agreement of the relevant parties to the effect that there has been a final determination.

               (i) If the Indemnification Sum becomes due prior to the one year anniversary of the Closing Date, the Parent will reduce the Six Month Merger Consideration Installment by the amount of the Indemnification Sum and, if the Indemnification Sum exceeds One Million Five Hundred Thousand Dollars ($1,500,000), then the One Year Merger Consideration Installment will be reduced by the balance of the Indemnification Sum owed to Parent. To the extent that the Indemnification Sum exceeds Three Million Dollars ($3,000,000), Parent shall have the option to either (x) seek payment for such amount from the Escrow Deposit Amount or (y) determine whether the Selling Shareholders have earned the First Additional Consideration Payment, or any portion thereof, and if so, deduct the balance of the Indemnification Sum from such payment. If the First Additional Consideration Payment, or any portion thereof, does not become due to the Selling Shareholders, Parent still retains its option to seek payment from the Escrow Deposit Account.

               (ii) If the Indemnification Sum becomes due between the first and second year anniversary of the Closing Date and the Selling Shareholders are entitled to the First Additional Consideration Payment, or any portion thereof, Parent will reduce the amount of the First Additional Consideration Payment, or any portion thereof, by the amount of the Indemnification Sum. If the Indemnification Sum exceeds Four Million Dollars ($4,000,000), Parent shall have the option to (x) seek payment for the balance of the Indemnification Sum owed to Parent from the Escrow Deposit Amount or (y) determine whether the Selling Shareholders have earned the Second Additional Consideration Payment, or any portion thereof, and if so, deduct the balance of the Indemnification Sum owed to Parent from such payment. If neither the First Additional Consideration Payment nor the Second Additional Consideration Payment, or any portion thereof, become due to the Selling Shareholders, Parent may seek payment for the entire Indemnification Sum for the Escrow Deposit Amount.

               (iii) If the Indemnification Sum becomes due between the second and third year anniversary of the Closing Date and the Selling Shareholders are entitled to the Second Additional Consideration Payment, or any portion thereof, Parent will reduce the amount of the Second Additional Consideration Payment, or any portion thereof, by the amount of the Indemnification Sum. If the Indemnification Sum exceeds Four Million

***CONFIDENTIAL TREATMENT REQUESTED. 27

     Dollars ($4,000,000), Parent shall have the option to (x) seek payment for the balance of the Indemnification Sum owed to Parent from the Escrow Deposit Amount or (y) determine whether the Selling Shareholders have earned the Third Additional Consideration Payment, or any portion thereof, and if so, deduct the balance of the Indemnification Sum owed to the Parent from such payment. If neither the Second Additional Consideration Payment nor the Third Additional Consideration Payment, or any portion thereof, become due the Selling Shareholders, Parent may seek payment for the entire Indemnification Sum from the Escrow Deposit Amount.

     Section 10.8.  Additional Agreements. Subject to the terms and conditions
                    ---------------------
herein provided, including the provisions of Section 5.4 hereof:

          (a) Each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all commercially reasonable efforts to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings and to lift any injunction to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible).

          (b) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Parent, the Company and the Surviving Corporation shall take all such necessary action.

     Section 10.9.  AA Account.  In connection with the Company's winding up of
                    ----------
its S corporation status pending the Merger, the Parties agree that (a) the funds in the Company's AA Account, to the extent that such funds do not exceed Three Hundred Sixty Thousand Dollars ($360,000), will be distributed to the Selling Shareholders and (b) there will be no income earned by the Company during the month of January, 1999 which will be distributed to the Selling Shareholders.

     Section 10.10. Legal Fees.  Parent agrees to pay, on behalf of the Selling
                    ----------
Shareholders, all legal fees incurred by the Selling Shareholders prior to the Closing Date in connection with the Merger; provided that, such legal fees may not, under any circumstances, exceed One Hundred Thousand Dollars ($100,000); and provided further, that such legal fees will only become payable upon receipt by Parent of a detailed invoice, specifically setting forth all hours worked, task descriptions and rates of counsel to the Selling Shareholders.

                                  ARTICLE XI

                             CONDITIONS PRECEDENT

     Section 11.1.  Conditions to Each Party's Obligation to Effect the Merger.
                    ----------------------------------------------------------
The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

***CONFIDENTIAL TREATMENT REQUESTED. 28

          (a) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the Selling Shareholders.

          (b) No preliminary or permanent injunction or other order by any federal or state court in the United States of competent jurisdiction which prevents the consummation of the Merger shall have been issued and remain in effect (each Party agreeing to use all commercially reasonable efforts to have any such injunction lifted).

     Section 11.2. Conditions to Obligation of the Company to Effect the Merger.
                   ------------------------------------------------------------
The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions, unless waived by the Company:

          (a) Parent and Sub shall have performed in all material respects all obligations contained in this Agreement required to be performed on or prior to the Effective Time, and the Company shall have received a certificate of the President or a Vice-President of each of the Parent and Sub to that effect.

          (b) The representations and warranties of Parent set forth in this Agreement shall be true and correct as of the date of this Agreement, and shall also be true and correct in all material respects (except for such changes as are contemplated by the terms of this Agreement and such changes as would be required to be made in the exhibits and schedules to this Agreement if such exhibits and schedules were to speak as of the Closing Date) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except if and to the extent any failures to be true and correct would not, in the aggregate, have a material adverse effect on Parent and its subsidiaries taken as a whole.

          (c) From the date of this Agreement through the Closing Date, except as otherwise set forth in the Parent Disclosure Schedule, Parent shall not have suffered any adverse changes in its business, operations or financial condition which are material to Parent and its subsidiaries taken as a whole (other than changes generally affecting the industries in which Parent operates, including changes due to actual or proposed changes in law or regulation).

          (d) Parent shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date, except where any failures to perform would not, in the aggregate, have a material adverse effect on Parent and its subsidiaries taken as a whole.

          (e) At the Closing, Parent and Sub shall have furnished the Company with copies of resolutions duly adopted by their respective Boards of Directors approving the execution, performance and delivery of this Agreement and all other necessary or proper corporate action to enable them to comply with the terms of this Agreement.

          (f) At the Closing, Parent shall have furnished the Company with an opinion, dated the Closing Date, of counsel to the Parent and Sub, in substantially the form attached hereto as Exhibit C.

***CONFIDENTIAL TREATMENT REQUESTED. 29

          (g) The Linn Employment Agreement and the Kelderman Employment Agreement in the forms attached hereto as Exhibit D and Exhibit E, respectively, shall have been executed and delivered and shall be in full force and effect.

          (h) The consultant agreement between Parent and Diane Rickert (the "Consultant Agreement"), in the form attached hereto as Exhibit F, shall have been executed and delivered and shall be in full force and effect.

          (i) The Escrow Agreement shall have been executed and delivered and shall be in full force and effect.

          (j) The Registration Rights Agreement in the form attached hereto as Exhibit G shall have been executed and delivered and shall be in full force and effect.

     Section 11.3. Conditions to Obligations of Parent and Sub to Effect the
                   ---------------------------------------------------------
Merger. The obligations of Parent and Sub to effect the Merger shall be subject
------
to the fulfillment at or prior to the Effective Time of the additional following conditions, unless waived by Parent:

          (a) The Company shall have performed in all material respects all obligations contained in this Agreement required to be performed on or prior to the Effective Time and Parent shall have received a certificate of the President or Vice-President of the Company to that effect.

          (b) The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement, and shall also be true and correct in all material respects (except for such changes as are contemplated by the terms of this Agreement and such changes as would be required to be made in the exhibits and schedules to this Agreement if such exhibits and schedules were to speak as of the Closing Date) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except if and to the extent any failures to be true and correct would not, in the aggregate, have a material adverse effect on the Company and its subsidiaries taken as a whole.

          (c) From the date of this Agreement through the Closing Date, except as otherwise set forth in the Company Disclosure Schedule, the Company shall not have suffered any adverse changes in its business, operations or financial condition which are material to the Company and its subsidiaries taken as a whole (other than changes generally affecting the industries in which the Company operates, including changes due to actual or proposed changes in law or regulation, or changes relating to the transactions contemplated by this Agreement, including the change in control contemplated hereby).

          (d) At the Closing, the Company shall have furnished Parent with copies of (i) resolutions duly adopted by the Board of Directors of the Company approving the execution and delivery of this Agreement and all other necessary or proper corporate action to enable the Company to comply with the terms of this Agreement, and (ii) the resolution duly adopted by the holders of Shares approving and adopting this Agreement and the Merger, such resolutions to be certified by the Secretary or Assistant Secretary of the Company.

***CONFIDENTIAL TREATMENT REQUESTED. 30

          (e) At the Closing, the Company shall have furnished Parent with an opinion, dated the Closing Date, of counsel to the Company, in substantially the form attached hereto as Exhibit H.

          (f) The Linn Employment Agreement and the Kelderman Employment Agreement shall have been executed and delivered and shall be in full force and effect.

          (g) The Consultant Agreement shall have been executed and delivered and shall be in full force and effect.

          (h) The Escrow Agreement shall have been executed and delivered and shall be in full force and effect.

          (i) The Registration Rights Agreement shall have been executed and delivered and shall be in full force and effect.

                                  ARTICLE XII

                            POST CLOSING COVENANTS

     Section 12.1. Tax Returns. In filing federal tax returns at any time, each
                   -----------
of Parent, the Company and Sub will take consistent filing positions to the effect that for federal income tax purposes the Merger qualifies as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code, and no Selling Shareholder will be required to recognize income gain or loss with respect thereto, except with respect to cash payments made pursuant to Articles III and IV.

     Section 12.2. Budget of Expenses.  Following the Closing, Parent will, or
                   ------------------
will cause the Surviving Corporation to, make available to the Surviving Corporation, and allocate for expenditure by the Surviving Corporation, the amounts contemplated in the budget of expenses set forth in Section 4.3 of this Agreement.

                                 ARTICLE XIII

                             AMENDMENT AND WAIVER

     Section 13.1. Amendment. This Agreement may be amended by the Parties
                   ---------
hereto, by action taken by their respective Boards of Directors, if applicable, at any time before or after approval of matters presented in connection with the Merger by the Selling Shareholders, but after any such approval, no amendment shall be made which by law requires the further approval of such Selling Shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto. This Agreement may not be amended following Closing without the written consent of each of the Selling Shareholders and any other Parent Indemnified Party.

     Section 13.2. Waivers. At any time prior to the Effective Time, the
                   -------
Parties, by or pursuant to action taken by their respective Boards of Directors, if applicable, may (i) extend the

***CONFIDENTIAL TREATMENT REQUESTED. 31
time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies by the other Party in the representations and warranties contained herein or in any documents delivered pursuant hereto and (iii) waive compliance by the other Party with any of the agreements or conditions contained herein; provided that, no waiver may be made following the Effective Time without the written consent of each of the Selling Shareholders and any other Parent Indemnified Party. Any agreement on the part of a Party to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such Party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any Party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

                                  ARTICLE XIV

                                 MISCELLANEOUS

     Section 14.1. Survival of Representations, Warranties, Covenants and
                   ------------------------------------------------------
Agreements. All representations, warrants, covenants and agreements set forth in
----------
this Agreement or in any certificate delivered pursuant hereto shall survive the Closing hereunder and continue in full force and effect following the Closing:

          (a)  In the case of the representations and warranties set forth in
Section 7.12, until thirty (30) days after the expiration of statutes of limitation applicable by law.

          (b) In the case of all other representations and warranties for a period of eighteen (18) months after the Closing.

          (c) Notwithstanding clauses (a) and (b) of this Section 14.1, any representation or warranty shall survive the time it would otherwise terminate pursuant to this Section to the extent that notice of a breach thereof giving rise to a right of indemnification shall have been given by a Party in accordance with Article X of this Agreement (but only with respect to the claims made in such notice).

          (d) All covenants and other agreements made herein shall survive in accordance with their respective terms.

     Section 14.2. Notices. All notices or other communications under this
                   -------
Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, telex or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

     If to the Company:

          D&L Online, Inc.
          300 Walnut Street

***CONFIDENTIAL TREATMENT REQUESTED. 32

          Des Moines, Iowa  50309
          Facsimile: (515) 280-1452
          Attention: Lloyd D. Linn

     With a copy to:

          Christopher T. Brown, Esquire
          Baker & Botts, L.L.P.
          1600 San Jacinto Center
          98 San Jacinto Blvd.
          Austin, Texas  78701
          Facsimile: (512) 322-2501

          Ronald A. Riley, Esquire
          Hansen, McClintock, & Riley
          Fleming Building, 8th Floor
          218 Sixth Avenue
          Des Moines, Iowa  50309
          Facsimile:  (515) 244-2931

     If to Parent or Sub:

          EarthWeb Inc.
          Three Park Avenue
          33rd Floor
          New York, NY 10016
          Facsimile: (212) 725-6559
          Attention: President

     With a copy to:

          John R. Hempill, Esquire
          Morrison & Foerster LLP
          1290 Avenue of the Americas
          New York, NY 10104
          Facsimile: (212) 468-7900

or to such other address as any Party may have furnished to the other Parties in writing in accordance with this Section.

     Section 14.3. Fees and Expenses. Whether or not the Merger is consummated,
                   -----------------
except as provided in Section 10.10, all costs and expenses, including legal and accounting fees, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated except as expressly provided herein.

     Section 14.4. Publicity. So long as this Agreement is in effect, Parent,
                   ---------
Sub and the Company agree to consult with each other in issuing any press release or otherwise making any

***CONFIDENTIAL TREATMENT REQUESTED. 33
public statement with respect to the transactions contemplated by this Agreement, and none of them shall issue any press release or make any public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with NASDAQ or any other national securities exchange.

     Section 14.5. Specific Performance. The Parties agree that irreparable
                   --------------------
damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     Section 14.6. Assignment; Binding Effect. Neither this Agreement nor any of
                   --------------------------
the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except as provided in Sections 5.3, 10.5 and 10.10 nothing in this Agreement, expressed or implied, including without limitation the provisions of Section 10.4, is intended to nor shall it confer on any person other than the Parties or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     Section 14.7. Entire Agreement. This Agreement, the Exhibits, the Company
                   ----------------
Disclosure Schedule, the Parent Disclosure Schedule and any documents delivered by the Parties in connection herewith and therewith constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the Parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any Party hereto unless made in writing and signed by all Parties.

     Section 14.8. Governing Law. This Agreement shall be governed by and
                   -------------
construed in accordance with the laws of the State of New York, without regard to its rules of conflict of laws.

     EACH OF THE PARTIES (I) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF ANY FEDERAL COURT LOCATED IN THE STATE OF NEW YORK OR ANY NEW YORK STATE COURT IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (II) AGREES THAT IT SHALL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (III) AGREES THAT IT SHALL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OTHER THAN A FEDERAL COURT SITTING IN THE STATE OF NEW YORK OR A NEW YORK STATE COURT.

     Section 14.9. Counterparts. This Agreement may be executed by the Parties
                   ------------
in separate counterparts, each of which when so executed and delivered shall be an original, and all of which

***CONFIDENTIAL TREATMENT REQUESTED. 34
together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the Parties.

     Section 14.10. Headings and Table of Contents. Headings of the Articles and
                    ------------------------------
Sections of this Agreement and the Table of Contents are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

     Section 14.11. Interpretation. In this Agreement, unless the context
                    --------------
otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

     Section 14.12. Severability. Any term or provision of this Agreement which
                    ------------
is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     Section 14.13. Subsidiaries. As used in this Agreement, the word
                    ------------
"subsidiary" when used with respect to any Party means any corporation or other organization, whether incorporated or unincorporated, of which such Party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such Party is a general partner.

     Section 14.14. Third-Party Beneficiaries.  Except as provided in the second
                    -------------------------
sentence of this Section 14.14, the terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors and assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other person. Each of the Company Indemnified Parties, to the extent not a Party, and Mr. Kent Kelderman shall constitute a third-party beneficiary under this Agreement with respect to the provisions of Sections 10.4 and 10.6 and Section 5.3, respectively of this Agreement, entitled to enforce its terms against each of the Parties.

***CONFIDENTIAL TREATMENT REQUESTED. 35

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunder duly authorized all as of the date first written above.

                              EarthWeb Inc.


                              By:  /s/  Murray Hidary
                                   -----------------------------------
                                   Name: Murray Hidary
                                   Title: Executive Vice President


                              EW Acquisition Corporation


                              By:  /s/ Murray Hidary
                                   -----------------------------------
                                   Name: Murray Hidary
                                   Title: Executive Vice President


                              D&L Online, Inc.


                              By:  /s/ Lloyd D. Linn
                                   -----------------------------------
                                   Name:  Lloyd D. Linn
                                   Title:  President


                                   /s/ Lloyd Linn
                                   -----------------------------------
                                   Lloyd Linn


                                   /s/ Diane Rickert
                                   -----------------------------------
                                   Diane Rickert

***CONFIDENTIAL TREATMENT REQUESTED. 36